EXHIBIT 99.1

China Fire Wins New Contract with Jinan Iron & Steel - New Contract Value Totals $9.4 Million -

BEIJING, April 22 /PRNewswire-Asia/ -- China Fire & Security Group, Inc. (Nasdaq: CFSG - News; "China Fire" or "the Company"), a leading total solution provider of industrial fire protection systems in China, today announced that the Company has signed a contract worth approximately US$9.4 million with Jinan Iron & Steel ("Jigang") for fire protection turn-key solutions.

Formed through a merger of three Shandong-based iron & steel companies in 2000, Jigang is China's eighth-largest steel producer and is the leading exporter of medium and thick steel plates. With an annual production capacity of 12 million tons of crude steel and products which include hot rolled steel and plate, anti-seawater corrosion hull plate, boiler plate, diamond plate, and round steel, Jigang sells mainly to the shipping, automobile, and construction industries.

As a key component of China's Eleventh Five-Year Plan for industrial upgrades and environmental protection, the government is vigorously pushing forward its restructuring program to upgrade China's iron & steel companies and significantly reduce pollution emission. Jigang's newest facility, with cutting-edge metallurgical technologies and modern furnaces, is an important demonstration of the program's progress. When fully completed, Jigang will have higher capacity, produce more varieties of steel products, and emit significantly lower levels of pollution.

Under this contract, China Fire will serve as a total fire protection solution provider and be responsible for implementing the entire automated fire protection system, including engineering, procurement, construction, monitoring, technical guidance and maintenance. China Fire will provide a turn-key fire protection system, which includes the Company's analog linear fire detectors, fire-alarm monitoring and control system, and water mist fire-extinguishing system. These systems will ensure that the entire production facility is safe from fire hazards and fully compliant with the new fire codes of the iron and steel industry. The project is expected to be completed within the next 12 months.

"We're delighted to be the provider of turn-key fire protection for Jigang, as this contract win is another example of not only our leading market position but also the wide recognition of our technical expertise in implementing environmental-friendly projects," commented Mr. Brian Lin, Chief Executive Officer of China Fire. "Even in light of a higher emphasis on cost reduction by many manufacturers in the current macroeconomic environment, I'm pleased that we continue to command firm pricing in competitive wins, as we continue to provide an unmatched value proposition through our unique combination of leading brand, technical superiority, patented products and comprehensive fire protection solutions.

"This contract win is also a direct example of China's stimulus measures to bolster steel-reliant industries. At the end of March 2009, China's State Council released details of its China Iron & Steel Industry's Revitalization Scheme, which promotes total production control, encourages industry consolidations, and emphasizes the development of new technologies. This stimulus plan provides financial subsidies and loan discounts to leading iron & steel companies, allowing larger and more advanced steel producers to upgrade existing plants and to build new ground-breaking facilities, which has recently accelerated demand for our fully-compliant turn-key fire protection solutions.

"We are especially pleased to add another top steel producer to our significant Tier-1 customer base, and will continue to serve our clients with the best fire protection solutions available on the market. As the government aims to create four iron & steel giants -- all of which are major existing customers of ours, we believe that China Fire is well positioned to capture a large share of these sizable opportunities. Our deep relationships with these giants and other advanced steel producers continue to further expand our market leadership, while our gainful technical know-how continues to bear new innovations in China's industrial fire protection. At present, our turn-key systems can truly ensure that our customers' production facilities are fully compliant with China's new mandatory fire codes, and therefore, we believe that they are indispensable for new or recently-upgraded iron & steel production facilities," Mr. Lin concluded.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (Nasdaq: CFSG - News), through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Tianjin Tianxiao Fire Safety Equipment ("Tianxiao"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sales and maintenance services of a broad product portfolio including detectors, controllers, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in iron and steel, traditional power generation, petrochemical and nuclear power industries throughout China. China Fire has a seasoned management team with strong focus on standards and technologies. Currently, China Fire has 52 issued patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 500 employees in more than 30 sales and project offices throughout China. For more information about the Company, please go to http://www.chinafiresecurity.com .

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other "Risk Factors" are contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

China Fire & Security Group, Inc.
Shayla Suen, Investor Relations
Tel:   +86-10-8441-7400
Email: ir@chinafiresecurity.com

ICR, Inc.
In China:
Michael Tieu or Bill Zima
Tel:   +86-10-6599-7960 or +86-10-6599-7969
Email: michael.tieu@icrinc.com or william.zima@icrinc.com

In the U.S.:
Brian M. Prenoveau, CFA
Tel:   +1-203-682-8200
Email: brian.prenoveau@icrinc.com